Exhibit 21(a)

SUBSIDIARIES

NAME OF ORGANIZATION	STATE OF INCORPORATION
Bugaboo Creek Holdings, Inc.
Bugaboo Creek of Seekonk, Inc.
Bugaboo Creek of MD, LLC
Capital Grille Holdings, Inc.
Capital Grille of San Francisco, Inc.
Capital Grille of Maryland, LLC
Grist Mill Holdings, Inc.
Hemenway Holdings, Inc.
One Brook, Inc.
RARE Beverages of Inverness LLC
RARE Beverages of Frederick, LLC
RARE Beverages of Hagerstown, LLC
RARE Beverages of Howard County, LLC
RARE Beverages of Texas LLC
RARE Beverages of MD, Inc.
RARE Beverages of Vermont LLC
RARE Beverages of Waldorf, LLC
RARE Beverages of Woodbridge, LLC
RARE Gifts, Inc.
RARE Hospitality of Kansas, Inc.
RARE Hospitality Management, Inc.
RARE Steaks of Texas, Inc.	Delaware Massachusetts Maryland North Carolina California Maryland Georgia Georgia Ohio Alabama Maryland Maryland Maryland Texas Maryland Vermont Maryland Maryland Colorado Kansas Delaware Georgia